Exhibit 10.2

April 22, 2003

Peter Naylor

149 Sunset Avenue

Ridgewood, NJ 07540

Dear Peter,

This letter will constitute an amendment to your original Offer Letter dated March 21, 2002; the Offer Letter is herby amended by adding the following language:

“If your employment is terminated by iVillage other than for Cause (as defined below) then (a) iVillage shall pay you an amount in cash equal to your then current base salary for a six month period (the “Period”). Such pay will be provided at the time and in the manner that you currently receive your salary and will be contingent upon your execution of appropriate and customary termination and release agreements; (b) your health, dental and other employment benefits as in effect on the date hereof (or as will from time to time be made available to employees of iVillage) will continue throughout the Period. “Cause” means (i) engagement in gross misconduct materially injurious to iVillage; (ii) knowing and willful neglect or refusal to attend to the material duties assigned to you by the Board of Directors of iVillage or its representatives which is not cured within 30 days after written notice; (iii) commission of an act of fraud or embezzlement or (iv) conviction for a crime (excluding minor traffic offenses).

All other terms of your Offer Letter are hereby reaffirmed as of the date hereof.

Sincerely,

/s/ Steve A. Elkes
Steve A. Elkes
Executive Vice President

ACCEPTED AND ACKNOWLEDGED

AS OF THE DATE FIRST WRITTEN ABOVE:

/s/ Peter Naylor	4/24/03
Peter Naylor	Date.

500 Seventh Avenue   •   New York  •   NY 10018   •  phone: 212.600.6000   .   fax: 212.600.6100

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